EXHIBIT 10 (g)


 August 6, 2001


 Mr. David E. Chamberlain, CPCU
 Vice President, Treaty Underwriting
 Dorinco Reinsurance Company
 1320 Waldo Avenue, Suite 200
 Midland, MI 48642


 Re:  Hallmark Financial Services, Inc. & Dorinco Reinsurance Company
      Term Letter
      Effective: July 1, 2001

 Dear Linda and Dave:

 The purpose of this letter is to memorialize several items which  supplement
 various existing agreements between  the parties.   The following items  are
 hereby agreed:

 1. Effective July 1, 2001, and continuing without interruption until the termination or expiration of the Quota Share Retrocession Agreement currently in effect between American Hallmark Insurance Company
   ("American Hallmark") and Dorinco Reinsurance Company ("Dorinco"), American Hallmark shall maintain a surplus, as in the event American
   Hallmark's surplus, so defined, shall at any such time fall below $5,600,000, then, Hallmark Financial Services, Inc. (HFS) will either, within fifteen (15) days after such event, make a contribution to American Hallmark's surplus sufficient to increase it to $5,600,000 or, within thirty (30) days after such event, provide to or for the benefit and enjoyment of Dorinco collateral in a form acceptable to Dorinco in an amount equal to 100% of American Hallmark's reserves on outstanding liabilities to State & County Mutual Fire Insurance Company ("State and County") on business American Hallmark has reinsured or may reinsure for State & County and has not retroceded and does not retrocede to such Quota Share Retrocession Agreement. In the event collateral acceptable to Dorinco is not delivered within such thirty days, Dorinco may force the immediate cancellation of the Quota Share Retrocession Agreement and any other contracts which Dorinco may have with either American Hallmark or American Hallmark General Agency, Inc., as well as all underlying contracts issued by either of them which have been or could be ceded to the Quota Share Retrocession Agreement, and, in addition thereto, may at its option implement an immediate seventy-five percent (75%) increase in premium under the Quota Share Retrocession Agreement.

 2. In addition to and not in lieu of Dorinco's rights as described in paragraph one above, effective April 1, 2001, if, at any time, American Hallmark's surplus, as reported in its statutory financial statements, drops below $4,000,000, Dorinco may force the immediate cancellation of the Quota Share Retrocession Agreement and any other contracts which Dorinco may have with either American Hallmark or American Hallmark General Agency, Inc., as well as all underlying contracts issued by either of them which have been or could be ceded to the Quota Share Retrocession Agreement, and, in addition thereto, may at its option implement an immediate seventy-five percent (75%) increase in premium under the Quota Share Retrocession Agreement.

 3. In the event Linda H. Sleeper is no longer employed by American Hallmark, for reasons other than her death or serious injury/illness, Dorinco may force the immediate cancellation of the Quota Share Retrocession Agreement and any other contracts which Dorinco may have with either American Hallmark or American Hallmark General Agency, Inc., as well as all underlying contracts issued by either of them which have been or could be ceded to the Quota Share Retrocession Agreement, and, in addition thereto, may at its option, implement an immediate fifty percent (50%) increase in premium under the Quota Share Retrocession Agreement. In the event Linda H. Sleeper is no longer employed by American Hallmark because of her death or serious injury/illness, Dorinco may force the immediate cancellation of the Quota Share Retrocession Agreement and any contracts which Dorinco may have with American Hallmark General Agency, Inc., as well as all underlying contracts issued by American Hallmark General Agency, Inc., which have been or could be ceded to the Quota Share Retrocession Agreement, and, in addition, may at its option implement a fifty percent (50%) increase in premium under the Quota Share Retrocession Agreement, such increase to be effective within ninety (90) days.

 4. In the event that Dorinco elects to terminate the Quota Share Retrocession Agreement pursuant to paragraphs one, two or three above, HFS shall, within thirty (30) days after receipt by HFS of such notice of termination, provide to or for the benefit and enjoyment of Dorinco collateral in a form acceptable to Dorinco in an amount equal to 100% of American Hallmark's reserves on outstanding liabilities to State & County on business American Hallmark has reinsured or may reinsure for State & County and has not retroceded and does not retrocede to such Quota Share Retrocession Agreement.

   (For purposes of this Agreement, acceptable collateral to Dorinco shall consist of either a Clean Evergreen Irrevocable Letter of Credit, cash, or cash equivalents. In the event HFS uses cash or cash equivalents to satisfy a collateral requirement, all investment income will accrue to HFS. In addition, said collateral would include any Loss, Loss Adjustment Expenses including unallocated, Unearned Premium Reserve and Incurred but Not Reported losses on the State & County business retained by American Hallmark.)

 5. Dorinco shall have the option, at July 1, 2001, to maintain its current one hundred percent (100%) participation in the Quota Share Retrocession Agreement at terms as outlined in the slip agreement dated May 24, 2001 ("the slip terms").

 6. Dorinco shall have the option, at July 1, 2002, and again at July 1, 2003, to maintain or increase its participation in the Quota Share Retrocession Agreement at or to any amount up to and including Twenty Million Dollars ($20,000,000) at the "slip terms".

 7. In the event Incurred Losses (including LAE and IBNR) under the July 1, 2000 treaty year in respect of the Quota Share Retrocession Agreement shall at any time exceed 77%, the options described in paragraphs five and six above shall be extended until the termination or expiration of the Quota Share Retrocession Agreement (including renewals thereof).

 8. In the event Dorinco does not earn its full margin under the Quota Share Retrocession Agreement during each of the three treaty years commencing July 1, 2001, July 1, 2002 and July 1, 2003, the options described in paragraphs five and six above shall be extended until the termination or expiration of the Quota Share Retrocession Agreement (including renewals thereof) to the extent necessary to permit Dorinco to recoup the lost delta from the realized margin to the full margin, all at "the slip terms".

 9. In the event of any conflict between the terms of this Agreement and those contained in any other agreement between the parties, including but not limited to the Guaranty of Performance and Hold Harmless Agreement, dated July 1, 1996, the terms of this Agreement shall control over those in such other agreement. However, subject to the foregoing sentence, all such agreements remain in full force and effect according to their terms.

 If you  have any  questions please  contact Matt  Petka or  me.   Otherwise,
 please acknowledge your agreement by signing and dating the appropriate lines below.

 Sincerely,


 Andy Justice
 Senior Vice President


 Agreed:
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         Hallmark Financial Services, Inc.                   Date



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         Dorinco Reinsurance Company                         Date